UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant To Section 14(a)
of the Securities Exchange Act of 1934
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Rambus Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 9, 2008

To our stockholders:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Rambus Inc. The Annual Meeting will be held on:

Date:	Friday, May 9, 2008
Time:	9:00 a.m., local time
Place:	Crowne Plaza Cabana Hotel 4290 El Camino Real Palo Alto, California 94306

The following matters will be voted on at the Annual Meeting:

1. Election of five Class I directors;

2. Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and

3. Such other business as may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

We are not aware of any other business to come before the meeting.

These items of business are more fully described in the Proxy Statement which accompanies this Notice of Annual Meeting.

Only stockholders of record as of March 10, 2008, may vote at the Annual Meeting. Whether or not you plan to attend the meeting, please vote at www.proxyvote.com, call 1-800-690-6903 or complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. Returning the proxy card does NOT deprive you of your right to attend the meeting and to vote your shares in person. The Proxy Statement explains proxy voting and the matters to be voted on in more detail. Please read this Proxy Statement carefully. We look forward to seeing you at the Annual Meeting.

By Order of the Board of Directors

Thomas R. Lavelle
Sr. Vice President, General Counsel and Secretary

Los Altos, California
March 24, 2008

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE AT
WWW.PROXYVOTE.COM, CALL 1-800-690-6903, OR COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE

RAMBUS INC.
PROXY STATEMENT
FOR
2008 ANNUAL MEETING OF STOCKHOLDERS

i

ii

RAMBUS INC.
PROXY STATEMENT
FOR
2008 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed proxy is solicited on behalf of the Board of Directors of Rambus Inc. (“Rambus” or “we,” “us” or the “Company”) for use at our 2008 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, May 9, 2008 at 9:00 a.m. local time, and at any postponement or adjournment of the meeting. The purposes of the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders.

The Annual Meeting will be held at the Crowne Plaza Cabana Hotel located at 4290 El Camino Real, Palo Alto, California. Our principal executive offices are located at 4440 El Camino Real, Los Altos, California 94022, our telephone number is (650) 947-5000, and our Internet address is www.rambus.com.

These proxy solicitation materials and the enclosed Annual Report for the fiscal year ended December 31, 2007, including our Annual Report on Form 10-K for the year ended December 31, 2007 (the “Form 10-K”) were first mailed on or about March 24, 2008, to all stockholders entitled to vote at the meeting. Stockholders may obtain, for the cost of copying, a copy of any exhibits to the Form 10-K by writing to Rambus Inc., 4440 El Camino Real, Los Altos, California 94022, Attention: Secretary.

GENERAL INFORMATION ABOUT THE MEETING

Who May Attend	You may attend the Annual Meeting if you owned your shares, either as a stockholder of record or as a beneficial owner (as described below), as of the close of business on March 10, 2008 (the “Record Date”).

Stockholders of Record

If your shares are registered directly in your name, then you are considered to be the stockholder of record with respect to those shares, and we are sending these proxy materials directly to you. To attend the meeting as a stockholder of record, please bring with you proper identification.

Beneficial Owners

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and your broker or nominee is forwarding these proxy materials to you. Your broker or nominee is considered to be the stockholder of record with respect to those shares. To attend the meeting as a beneficial owner, please bring with you proper identification and a statement from the broker, bank or other nominee holding your shares that confirms your beneficial ownership of the shares as of the Record Date.

Who May Vote	You may vote at the Annual Meeting if you owned your shares, either as a stockholder of record or as a beneficial owner, as of the close of business on the Record Date. As of that date, we had a total of 104,059,454 shares of common stock outstanding, which were held of record by approximately 804 stockholders. As of the Record Date, we had no shares of preferred stock outstanding. You are entitled to one vote for each share of our common stock that you own.

Voting Your Proxy	Stockholders of Record

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your common stock by:

• voting via the internet at www.proxyvote.com,

• voting by telephone at 1-800-690-6903, or

• signing, dating and mailing the proxy card in the postage-paid envelope that we have provided.

Even if you vote your shares by proxy, you may also choose to attend the meeting and vote your shares in person. If you provide instructions in your completed proxy card, the proxy holders will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted “FOR” the two proposals to be voted on at the Annual Meeting.

Beneficial Owners

If you are the beneficial owner of shares held in street name, you have the right to direct your broker how to vote. Your broker or nominee has enclosed with these materials or provided voting instructions for you to use in directing the broker or nominee how to vote your shares.

You are invited to attend the meeting and vote your shares in person at the meeting. However, since you are not the stockholder of record, you must obtain and bring with you to the meeting a “legal proxy” from the broker, bank or other nominee holding your shares that confirms your beneficial ownership of the shares and gives you the right to vote your shares at the meeting.

Discretionary Voting Power; Matters to be Presented	We are not aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxy holders can vote your shares on the new meeting date as well, unless you have subsequently revoked your proxy.

Changing Your Vote	Stockholders of Record

If you would like to change your vote you can do so in the following ways:

• deliver written notice of your revocation to our corporate Secretary prior to the Annual Meeting;

• deliver a properly executed, later dated proxy prior to the Annual Meeting; or

• attend the Annual Meeting and vote in person.

Please note that your attendance at the meeting in and of itself is not enough to revoke your proxy.

Beneficial Owners

If you instructed a broker or nominee to vote your shares following the directions originally included with these materials or provided to you,

you can change your vote only by following your broker or nominee’s directions for doing so. You can only change your vote at the Annual Meeting if you have obtained a “legal proxy” from the broker, bank or other nominee holding your shares that confirms your beneficial ownership of the shares and gives you the right to vote your shares at the meeting.

Cost of this Proxy Solicitation	We will bear the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, but they may be reimbursed for reasonable out-of-pocket expenses. We have also hired MacKenzie Partners, Inc. to help us solicit proxies from brokers, bank nominees and other institutional owners. We expect to pay MacKenzie Partners a fee of up to approximately $8,500 for its services, and we will reimburse certain out-of-pocket expenses.

Meeting Quorum	The Annual Meeting will be held if a majority of our outstanding shares of common stock entitled to vote at the meeting are represented in person or by proxy.

Our Voting Recommendations	When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the directions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the following recommendations of our Board of Directors:

• “FOR” the election of Sunlin Chou, Ph.D., Bruce Dunlevie, Mark Horowitz, Ph.D., Harold Hughes and Abraham D. Sofaer as Class I directors; and

• “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

Abstentions, Withheld, and Broker Non-Votes	We treat shares that are voted “WITHHELD” or “ABSTAIN” in person or by proxy as being:

• present for purposes of determining whether or not a quorum is present at the Annual Meeting; and

• entitled to vote on a particular subject matter at the Annual Meeting; therefore a “WITHHELD” or “ABSTAIN” vote is the same as voting against a proposal that has a required, affirmative voting threshold, such as proposal 2, but will have no effect on proposal 1, the election of our Class I directors, who are elected by a plurality of votes.

If you hold your common stock through a broker, the broker may be prevented from voting shares held in your brokerage account on some proposals (a “broker non-vote”) unless you have given the broker voting instructions. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but do not count for or against any particular proposal.

Deadline for Receipt of Stockholder Proposals	Stockholders may present proposals for action at a future annual meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission (“SEC”). Stockholder proposals, including nominations for the election of directors, which are intended to be presented by such stockholders at our 2009 Annual Meeting of Stockholders must be received by us no later than November 24, 2008 to be considered for inclusion in the proxy statement and proxy card relating to that meeting.

In addition to the SEC rules and regulations, our bylaws establish an advance notice procedure for proposals that a stockholder does not want to have included in our proxy statement relating to a meeting. Generally for these proposals, including the nomination of a person for director, a stockholder must provide written notice to our corporate secretary at least 90 days in advance of the meeting; provided that in the event that less than 100 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

Moreover, your notice must contain specific information concerning the matters to be brought before the meeting. We urge you to read our bylaws in full in order to fully understand the requirements of bringing a proposal or nomination.

A copy of the full text of the bylaw provision relating to our advance notice procedure may be obtained by writing to our corporate Secretary or by accessing a copy of our bylaws, which are publicly available at http://www.sec.gov. All notices of proposals by stockholders, whether or not included in proxy materials, should be sent to Rambus Inc., 4440 El Camino Real, Los Altos, CA 94022, Attention: Secretary.

Communication With the Board of Directors	Our Board of Directors may be contacted by writing to them via regular mail at Board of Directors, Rambus Inc., 4440 El Camino Real, Los Altos, CA 94022. If you wish to contact our Board of Directors or any member of the Audit Committee to report questionable accounting or auditing matters you may do so anonymously by using this mailing address and designating the communication as “confidential.”

Our process for handling communications to our Board of Directors is as follows:

Any stockholder communications that our Board of Directors receives will first go to our Secretary/General Counsel, who will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in our stockholder communications log.

Unless the communication is marked “confidential,” our Secretary/General Counsel will review, summarize and, if appropriate, draft a response to the communication in a timely manner. The summary and response will be in the form of a memo, which will become part of the stockholder communications log that our Secretary/General Counsel maintains with respect to all stockholder communications.

Our Secretary/General Counsel will then forward the original stockholder communication along with the memo to the member(s) of our Board of Directors (or committee chair if the communication is addressed to a committee) for review.

Any stockholder communication marked “confidential” will be logged by our Secretary/General Counsel as “received” but will not be reviewed, opened or otherwise held by our Secretary/General Counsel. Such confidential correspondence will be immediately forwarded to the addressee(s) without a memo or any other comment by our Secretary/General Counsel.

Annual Meeting Attendance	Members of our Board of Directors are invited but not required to attend the Annual Meeting of Stockholders. The 2007 Annual Meeting of Stockholders was attended by the following members of our Board of Directors: Messrs. Hughes, Kennedy, Bentley, Sofaer, Dunlevie and Farmwald.

“Householding” of Proxy Materials	The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy. If your proxy statement is being householded and you would like to receive separate copies, or if you are receiving multiple copies and would like to receive a single copy, please write Rambus Inc., 4440 El Camino Real, Los Altos, California 94022, Attention: Secretary or call (650) 947-5000.

PROPOSAL ONE:
ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of ten members who are divided into two classes with overlapping two-year terms. We currently have five Class I directors and five Class II directors. At each annual meeting of stockholders, a class of directors is elected for a term of two years to succeed those directors whose terms expire on the annual meeting date. A director serves in office until his or her respective successor is duly elected and qualified or until his or her death or resignation. Any additional directorships resulting from an increase in the number of directors will be distributed among the two classes so that, as nearly as possible, each class will consist of an equal number of directors. Any vacancy occurring mid-term will be filled by a person selected by a majority of the other current members of the Board of Directors. There is no family relationship between any of our directors.

Nominees	Five Class I directors are to be elected at the Annual Meeting for a two-year term ending in 2010. Based upon the recommendation of our Corporate Governance/Nominating Committee, our Board has nominated: Sunlin Chou, Ph.D., Bruce Dunlevie, Mark Horowitz, Ph.D., Harold Hughes and Abraham D. Sofaer for election as Class I directors.

If any of Sunlin Chou, Ph.D., Bruce Dunlevie, Mark Horowitz, Ph.D., Harold Hughes and Abraham D. Sofaer is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for a substitute nominee or nominees designated by the Board of Directors.

Vote Required	Directors are elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. This means that the five nominees who receive the greatest number of votes will be elected. There are no cumulative voting rights in the election of directors. Stockholders as of the record date may vote their shares for some, all or none of the Class I nominees.

Information About Nominees and Other Directors	The following table contains information regarding the Class I nominees and other directors as of March 10, 2008.

Nominees for Class I Directors

Name	Age	Principal Occupation and Business Experience

Sunlin Chou, Ph.D.	61	Dr. Chou was appointed to the Board of Directors in March 2006. Dr. Chou served for 34 years at Intel Corporation, before retiring in 2005 as a senior vice president. He was co-general manager of the Technology and Manufacturing Group from 1998 to 2005. Dr. Chou holds a B.S., M.S and E.E. in Electrical Engineering from the Massachusetts Institute of Technology and received a Ph.D. in Electrical Engineering from Stanford University.
Bruce Dunlevie	51	Mr. Dunlevie has served as a director since our founding in March 1990. He has been a general partner of the venture capital firm Benchmark Capital since May 1995, and was a general partner of the venture capital firm Merrill, Pickard, Anderson & Eyre between 1989 and 2000. He holds a B.A. in History and English from Rice University and an M.B.A. from Stanford University. Mr. Dunlevie also serves on the board of several private companies.
Mark Horowitz, Ph.D.	50	Dr. Horowitz has served as a director since our founding in March 1990 and has served as chief scientist since May 2005. Dr. Horowitz also served as a vice president from March 1990 to May 1994. Dr. Horowitz has taught at Stanford University since 1984 where he is currently a professor of Electrical Engineering and Computer Science. He holds B.S. and M.S. degrees in Electrical Engineering from the Massachusetts Institute of Technology and received his Ph.D. in Electrical Engineering from Stanford University.

Name	Age	Principal Occupation and Business Experience

Harold Hughes	62	Mr. Hughes has served as our chief executive officer and president since January 2005 and as a director since June 2003. He served as a United States Army Officer from 1969 to 1972 before starting his private sector career at Intel Corporation. Mr. Hughes held a variety of positions within Intel Corporation from 1974 to 1997, including treasurer, vice president of Intel Capital, chief financial officer, and vice president of Planning and Logistics. Following his tenure at Intel, Mr. Hughes was the chairman and chief executive officer of Pandesic, LLC. He holds a B.A. from the University of Wisconsin and an M.B.A. from the University of Michigan. He also serves as a director of Berkeley Technology, Ltd.
Abraham D. Sofaer	69	Mr. Sofaer has served as a director since May 2005. He has been the George P. Shultz Distinguished Scholar and Senior Fellow at the Hoover Institution at Stanford University since 1994. Mr. Sofaer has a long and distinguished career in the legal profession. Prior to assuming his current roles, he served in private practice as a partner at Hughes, Hubbard & Reed in Washington, DC and as the chief legal adviser to the U.S. Department of State. From 1979 to 1985, Mr. Sofaer served as a U.S. District Judge for the Southern District of New York. He was a professor at the Columbia University School of Law from 1969 to 1979, and from 1967 to 1969 was an Assistant U.S. Attorney in the Southern District of New York. Mr. Sofaer graduated magna cum laude with a B.A. in History from Yeshiva College and received his law degree from the New York University School of Law where he was editor-in-chief of the NYU Law Review. He clerked for Hon. J. Skelly Wright on the U.S. Court of Appeals for the District of Columbia Circuit, and for Justice William J. Brennan, Jr. on the U.S. Supreme Court. Mr. Sofaer currently serves as a director of NTI, Inc. and Gen-Probe, Inc.

Incumbent Class II Directors Whose Terms Expire in 2009

Name	Age	Principal Occupation and Business Experience

J. Thomas Bentley	58	Mr. Bentley has served as a director since March 2005. He served as a managing director at SVB Alliant (formerly Alliant Partners), a mergers and acquisitions firm, since he co-founded the firm in 1990 until October 2005. Mr. Bentley holds a B.A. in Economics from Vanderbilt University and an M.S. in Management from the Massachusetts Institute of Technology. Mr. Bentley currently serves on the board of Nanometrics, Inc.
P. Michael Farmwald, Ph.D.	53	Dr. Farmwald has served as a director since our founding in March 1990 and has served as senior technical advisor since October 2006. In addition, he served as vice president and chief scientist from March 1990 to November 1993. Dr. Farmwald founded Skymoon Ventures, a venture capital firm, in 2000. In addition, Dr. Farmwald has co-founded other semiconductor companies, including Matrix Semiconductor, Inc. in 1997. Dr. Farmwald holds a B.S. in Mathematics from Purdue University and a Ph.D. in Computer Science from Stanford University.
Penelope A. Herscher	47	Ms. Herscher has served as a director since July 2006. She currently holds the position of president and chief executive officer of firstRain, Inc., a custom-configured, on-demand intelligence services firm. Prior to joining firstRain, Ms. Herscher held the position of executive vice president and chief marketing officer at Cadence Design Systems. From 1996 to 2002, Ms. Herscher was president and chief executive officer of Simplex Solutions, which was acquired by Cadence in 2002. Before Simplex, she was an executive at Synopsys for eight years and started her career as an R&D engineer with Texas Instruments. She holds a B.A. with honors in Mathematics from Cambridge University in England. Ms. Herscher serves on the boards of firstRain and several non-profit institutions.

Name	Age	Principal Occupation and Business Experience

Kevin Kennedy, Ph.D.	52	Dr. Kennedy has served as the non-employee chairman of the Board of Directors since August 2006 and has served as a director since April 2003. He is currently chief executive officer, president and director at JDS Uniphase Corporation, a communications equipment corporation. From August 2001 to September 2003, Dr. Kennedy was the chief operating officer of Openwave Systems, Inc., a software corporation. Prior to joining Openwave Systems Inc., Dr. Kennedy served seven years at Cisco Systems, Inc., a networking corporation, most recently as senior vice president of the Service Provider Line of Business and Software Technologies Division, and 17 years at Bell Laboratories. He holds a B.S. from Lehigh University and an M.S. and Ph.D. from Rutgers University, each in Engineering. Dr. Kennedy is also a director of KLA-Tencor Corp.
David Shrigley	59	Mr. Shrigley has served as a director since October 2006. Mr. Shrigley joined the Board of Directors of Wolfson Microelectronics plc, a supplier of mixed-signal chips for the digital market in November 2006 and became its chief executive officer in March 2007. He served as a general partner at Sevin Rosen Funds, a venture capital firm, from 1999 to 2005. Prior to that, Mr. Shrigley held the position of executive vice president, Marketing, Sales and Service at Bay Networks. Mr. Shrigley served in various executive positions at Intel, including vice president and general manager of Asia Pacific Sales and Marketing Operations based in Hong Kong, and vice president and general manager, Corporate Marketing. Mr. Shrigley holds a B.S. from Franklin University.

Board of Directors Meetings and Committees	Our Board of Directors held a total of nine meetings during 2007. During 2007, each member of our Board of Directors attended 75% or more of the meetings of the Board of Directors and of the committees, if any, of which she or he was a member.

Director Independence	Our Board of Directors has determined that each of the following directors, constituting a majority of our Board of Directors, has no material relationship with us (either directly as a partner, stockholder or officer of an organization that has a relationship with us) and is “independent” as defined under NASD Rule 4200 and the applicable rules promulgated by the SEC: J. Thomas Bentley, Kevin Kennedy, Sunlin Chou, David Shrigley, Bruce Dunlevie, Abraham D. Sofaer and Penelope A. Herscher.

Each of the committees of our Board of Directors is composed of independent directors as follows:

Audit Committee: J. Thomas Bentley (Chair)
Sunlin Chou
Abraham D. Sofaer

Compensation Committee: Penelope A. Herscher (Chair)
Kevin Kennedy
David Shrigley

Corporate Governance/
Nominating Committee: Kevin Kennedy (Chair)
Sunlin Chou
Penelope A. Herscher

Legal Affairs Committee: Abraham D. Sofaer (Chair)
J. Thomas Bentley

Special Litigation Committee: J. Thomas Bentley
Abraham D. Sofaer

Director Qualifications	Except as may be required by rules promulgated by the NASD or the SEC, there are currently no specific, minimum qualifications that must be met by each candidate for our Board of Directors, nor are there any specific qualities or skills that are necessary for one or more of the members of our Board of Directors to possess.

Corporate Governance Principles	We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. We have adopted a code of business conduct and ethics for directors, officers, and employees known as the Code of Business Conduct and Ethics, which is available on our website at http://investor.rambus.com/governance/governance.cfm.

Section 16(a) Beneficial Ownership Reporting Compliance	Section 16(a) of the Securities Exchange Act requires our executive officers, directors and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of these forms, we believe that during fiscal 2007 all of our executive officers, directors and ten percent stockholders complied with the applicable filing requirements, except for late Forms 4 filed on behalf of Mr. Lavelle and Dr. Scott reporting grants of restricted stock units to each of the officers on October 17, 2007 that were inadvertently reported late by us on their behalf on October 22, 2007.

Executive Sessions of the Independent Directors	During 2007, there were four sessions of the independent directors.

Committees of the Board of Directors	During 2007, our Board of Directors had four standing committees:

• an Audit Committee,

• a Compensation Committee,

• a Corporate Governance/Nominating Committee and

• a Legal Affairs Committee.

The following describes each committee, its function, its current membership, and the number of meetings held during 2007. Each of the committees operates under a written charter adopted by our

Board of Directors. All of the committee charters are available on our website at http://investor.rambus.com/governance/governance.cfm.

Audit Committee	Currently, the Audit Committee is comprised of J. Thomas Bentley, Abraham D. Sofaer and Sunlin Chou, Ph.D., with Mr. Bentley serving as Chair. The Audit Committee oversees our corporate accounting and financial reporting processes and internal controls over financial reporting, as well as our internal and external audits. The Audit Committee held 13 meetings during 2007. Its duties include:

• Reviewing our accounting and financial reporting processes and internal controls over financial reporting;

• Providing oversight and review at least annually of our risk management policies, including our investment policies;

• Retaining the independent auditors, approving their fees, and providing oversight of communication with them;

• Reviewing the plans, findings and performance of our internal auditors;

• Reviewing our annual, quarterly and other financial statements and related disclosure documents; and

• Overseeing special investigations into financial and other matters, as necessary, such as the independent investigation into historical stock option grants.

Our Board of Directors has determined that Mr. Bentley is the Audit Committee “financial expert” and that Mr. Bentley, together with each of Mr. Sofaer and Dr. Chou, has no material relationship with us (either directly as a partner, stockholder or officer of an organization that has a relationship with us) and is “independent” as defined under NASD Rule 4200 and the applicable rules promulgated by the SEC.

The Audit Committee’s role is detailed in the Audit Committee Charter, which was amended and restated by our Board of Directors on April 4, 2007, and is available on our website at
http://investor.rambus.com/governance/audit.cfm.

Compensation Committee	Currently, the Compensation Committee is composed of Penelope A. Herscher, Kevin Kennedy and David Shrigley, with Ms. Herscher serving as Chair. All members of the Compensation Committee are non-employee, outside directors. The Compensation Committee reviews and determines all forms of compensation to be provided to our executive officers and directors of Rambus, including base compensation, bonuses, and stock compensation. The Compensation Committee held 12 meetings during 2007. Its duties include:

• Annually review and approve the CEO and other executive officers’ compensation in the context of their performance, which includes reviewing and approving their annual base salary, annual incentive bonus, including the specific goals, targets, and amounts, equity compensation, employment agreements, severance arrangements, and change in control agreements/provisions, and any other benefits, compensation or arrangements;

• Administer our stock option and equity incentive plans pursuant to the terms of such plans and the authority delegated by our Board of Directors. In its administration of the plans, the Compensation Committee may grant stock options, stock appreciation rights, restricted stock, restricted stock units or other equity compensation to individuals eligible for such grants and amend such awards following their grant;

• Adopt, amend and oversee the administration of our significant employee benefits programs;

• Review external surveys to establish appropriate ranges of compensation; and

• Retain and terminate any compensation consultant to assist in the evaluation of CEO or executive officer or director compensation, and approve the consultant’s fees and other terms of service, as well as obtain advice and assistance from internal or external legal, accounting or other advisors.

A detailed description of the processes and procedures of the Compensation Committee for considering and determining executive and director compensation is provided in the “Executive Compensation” section of this proxy statement.

The Compensation Committee’s role is detailed in the Compensation Committee Charter, which is available on our website at http://investor.rambus.com/governance/compensation.cfm.

Compensation Committee Interlocks and Insider Participation	During fiscal year 2007, no interlocking relationship existed between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee, nor has any such interlocking relationship existed in the past. During fiscal year 2007, no member of the Compensation Committee was, or was formerly, an officer or an employee of our Company.

Corporate Governance/Nominating Committee	Currently, the Corporate Governance/Nominating Committee is comprised of Kevin Kennedy, Sunlin Chou, and Penelope A. Herscher with Dr. Kennedy serving as Chair of the Corporate Governance/Nominating Committee. The Corporate Governance/Nominating Committee held six meetings during 2007.

The Corporate Governance/Nominating Committee recommends and approves Rambus’ Corporate Governance Guidelines. Its duties include:

• Evaluating and making recommendations to the Board of Directors concerning the appointment of directors to committees of the Board of Directors;

• Selecting Board of Directors committee chairs and committee composition;

• Identifying best practices and recommending corporate governance principles;

• Overseeing the evaluation of the Board of Directors and management; and

• Proposing the slate of nominees for election to the Board of Directors.

The Corporate Governance/Nominating Committee’s role is detailed in the Corporate Governance/Nominating Committee Charter which is available on our website at
http://investor.rambus.com/governance/nominating.cfm.

Identifying and Evaluating Nominees For Directors	The Corporate Governance/Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. In the event that vacancies on the Board of Directors are anticipated, or otherwise arise, the committee will consider various potential candidates for director. Candidates may come to the attention of the committee through current members of the Board of Directors, professional search firms, stockholders or other persons. The Corporate Governance/Nominating Committee has from time to time retained third parties to whom a fee is paid to assist it in identifying or evaluating potential nominees.

Consideration of Stockholder Nominees to the Board	It is the policy of the Corporate Governance/Nominating Committee to consider nominees recommended by stockholders for election to our Board of Directors. Stockholder recommendations for candidates to our Board of Directors must be directed in writing to Rambus Inc., 4440 El Camino Real, Los Altos, CA 94022, Attention: Secretary, and must include: the candidate’s name, age, business address and residence address; the candidate’s principal occupation or employment; the number of shares of the company which are beneficially owned by such candidate; a description of all arrangements or understandings between the stockholder making such nomination and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; detailed biographical data and qualifications; information regarding any relationships between the candidate and the Company within the last three years; any other information relating to such nominee that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended. A stockholder’s recommendation to the Secretary must also set forth: the name and address, as they appear on the Company’s books, of the stockholder making such recommendation; the class and number of shares of the Company which are beneficially owned by the stockholder and the date such shares were acquired by the stockholder; any material interest of the stockholder in such nomination; any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in his capacity as a proponent to a stockholder proposal; and a statement from the recommending stockholder in support of the candidate, references for the candidate, and an indication of the candidate’s willingness to serve, if elected.

Legal Affairs Committee	On March 10, 2006, our Board of Directors established a Legal Affairs Committee as a standing committee of the Board and approved the committee’s charter, which is posted on the Company’s website at http://investor.rambus.com/governance/legal_affairs.cfm. The Legal Affairs Committee is comprised of the following independent directors: Abraham D. Sofaer and J. Thomas Bentley, with Mr. Sofaer serving as Chair of the Legal Affairs Committee. The purpose of the Legal Affairs

Committee is to provide us and our stockholders with an independent committee of directors who can assist the Board of Directors and management in dealing with law-related issues on an ongoing basis. These issues may include litigation efforts, settlement negotiations, investigations, and other matters.

Special Litigation Committee	On October 18, 2006, the Audit Committee recommended, and the Board of Directors approved, the formation of a Special Litigation Committee (the “SLC”) to evaluate potential claims or other actions arising from the findings of the Audit Committee’s investigation of the timing of past stock option grants and other related accounting issues. The SLC is comprised of the following independent directors: J. Thomas Bentley and Abraham Sofaer. Messrs. Bentley and Sofaer are disinterested directors for the purpose of the SLC and they are not believed to have past or present business dealings with any potential subjects of the investigation that would impair their ability to act independently and in good faith.

Transactions with Related Persons	None.

Review, Approval or Ratification of Transactions with Related Persons	Our directors and executive officers are subject to our Code of Business Conduct and Ethics and our directors are guided in their duties by our Corporate Governance Guidelines. Our Code of Business Conduct and Ethics requires that our directors and executive officers avoid situations where a conflict of interest might occur or appear to occur. In general, our directors and executive officers should not have a pecuniary interest in transactions involving us or a customer, licensee, or supplier of us, unless such interest is solely a result of routine investments made by the individual in publicly traded companies.

In the event that a director or executive officer is going to enter into a related party transaction with a relative or significant other, or with a business in which a relative or significant other is associated in any significant role, the director or executive officer must fully disclose the nature of the related party transaction to our Chief Financial Officer. For directors and executive officers, such related party transaction then must be reviewed and approved in writing in advance by the Audit Committee. For other conflicts of interest that may arise, the Code of Business Conduct and Ethics advises our directors and executive officers to consult with our General Counsel.

In addition, on an annual basis and upon any new appointment of a director and executive officer, each is required to complete a Director and Officer Questionnaire, which requires disclosure of any related-party transactions pertaining to the director or executive officer. Our Board of Directors will consider such information in its determinations of independence with respect to our directors under NASD Rule 4200 and the applicable rules promulgated by the SEC.

The Board recommends that you vote “FOR” the election to the Board of Directors of each of the nominees proposed above.

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to Rambus to audit our consolidated financial statements for the fiscal year ending December 31, 2008.

Although ratification by stockholders is not required by law, the Audit Committee has conditioned its appointment of the independent registered public accounting firm upon the receipt of the affirmative vote of a majority of the votes duly cast at the Annual Meeting.

Notwithstanding its selection, the Audit Committee, in its discretion, may hire a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of Rambus and its stockholders.

Our History with PricewaterhouseCoopers	PricewaterhouseCoopers LLP (or its predecessor, Coopers & Lybrand L.L.P.) has audited our financial statements since 1991. Representatives of PricewaterhouseCoopers LLP may be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Principal Accountant Fees and Services	The aggregate fees billed for professional accounting services by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2007, and December 31, 2006 are as follows:

	Fiscal	Fiscal
	Year Ended	Year Ended
	December 31,	December 31,
	2007	2006

Audit Fees(1)	$9,378,555	$2,163,546
Audit-Related Fees	$—	$—
Tax Fees(2)	$6,415	$40,851
All Other Fees(3)	$3,000	$2,437

Total Fees	$9,387,970	$2,206,834

(1)	Audit Fees consist of fees for PricewaterhouseCoopers LLP’s professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports. Fees relating to professional services rendered for the audits of management’s assessment of the effectiveness of internal controls over financial reporting in fiscal 2006 and the effectiveness of internal control over financial reporting in fiscal 2007 and 2006 are included under “Audit Fees.” The fiscal 2007 Audit Fees include fees of approximately 6.7 million relating to professional services rendered for the restated financial statements as a result of the investigation into historical stock option grants.

(2)	Tax Fees primarily relate to statutory tax compliance and technical tax advice in both years presented.

(3)	All Other Fees consist of fees for products and services other than the services described above. During fiscal 2007 and fiscal 2006, these fees related to a license to PricewaterhouseCoopers LLP’s online accounting and auditing research tool and disclosure checklist.

Policy on Audit Committee Pre-Approval of Audit and the Permissible Non-Audit Services of Independent Registered Public Accounting Firm	The Audit Committee’s policy is to pre-approve 100% of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Independence of PricewaterhouseCoopers LLP	The Audit Committee has determined that the accounting advice and tax services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Vote Required	The affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

The Board recommends that you vote “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Under the proxy rules of the SEC, a person who directly or indirectly has or shares voting power or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Shares as to which voting power or investment power may be acquired within 60 days are also considered as beneficially owned under the proxy rules.

The following table sets forth certain information as of March 10, 2008, regarding beneficial ownership of our Common Stock by: (i) each person who is known to us to own beneficially more than five percent (5%) of our Common Stock; (ii) each of our current directors; (iii) each of the named executive officers in the Summary Compensation Table of this annual report; and (iv) the total for our current directors and current executive officers as a group. The information on beneficial ownership in the table and the footnotes is based upon our records and the most recent Schedule 13D or 13G filed by each such person or entity and information supplied to us by such person or entity. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares subject to options which are exercisable within 60 days of March 10, 2008 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person.

	Number of		Percentage of
	Shares	Options	Shares
	Beneficially	Exercisable	Beneficially
Name or Group of Beneficial Owners	Owned	in 60 Days	Owned(1)

PRIMECAP Management Company(2) 225 South Lake Ave. #400 Pasadena, CA 91101	11,027,021	—	10.60%
FMR LLC and affiliates(3) 82 Devonshire Street Boston, MA 02109	8,890,580	—	8.54%
OppenheimerFunds, Inc.(4) Two World Financial Center 225 Liberty Street New York, NY 10281	6,131,550	—	5.89%
Glenhill Advisors, LLC(5) 598 Madison Avenue, 12th Floor New York, NY 10022	5,400,000	—	5.19%
Vanguard Horizon Funds — Vanguard Capital(6) Opportunity Fund 100 Vanguard Blvd. Malvern, PA 19355	5,205,000	—	5.00%
Harold Hughes, Director, Chief Executive Officer and President	524,084	444,084	*
Satish Rishi, Senior Vice President, Finance and Chief Financial Officer	169,063	113,000	*
Thomas R. Lavelle, Senior Vice President and General Counsel	59,758	53,333	*
Sharon E. Holt, Senior Vice President, Worldwide Sales, Licensing and Marketing	205,448	205,000	*
Martin Scott, Senior Vice President, Engineering	53,333	53,333	*
J. Thomas Bentley, Director	54,581	47,498	*
Sunlin Chou, Director	31,665	31,665	*
Bruce Dunlevie, Director(7)	687,156	161,664	*
P. Michael Farmwald, Director	2,539,900	61,664	2.44%
Penelope A. Herscher, Director	20,416	20,416	*
Mark Horowitz, Director	1,446,225	71,249	1.39%
Kevin Kennedy, Chairman of the Board	101,664	101,664	*
David Shrigley, Director	17,916	17,916	*
Abraham D. Sofaer, Director	43,059	40,832	*
All current directors and executive officers as a group (16 persons)	6,740,250	2,180,650	6.34%

*	(Less than 1%)

(1)	Percentage of shares beneficially owned is based on 104,059,454 shares outstanding as of March 10, 2008.

(2)	As reported on Schedule 13G/A filed on February 14, 2008.

(3)	As reported on Schedule 13G/A filed on February 14, 2008. The Schedule 13G/A was filed jointly on behalf of FMR LLC, Edward C. Johnson 3d, Fidelity Management & Research Company and Fidelity Growth Company Fund in connection with the beneficial ownership of our Common Stock.

(4)	As reported on Schedule 13G filed on February 5, 2008.

(5)	As reported on Schedule 13G filed on February 4, 2008. The Schedule 13G was filed jointly by Glenhill Advisors, LLC, Glenn J. Krevlin and Glenhill Capital Management, LLC. Glenn J. Krevlin is the managing member and control person of Glenhill Advisors, LLC. Glenhill Advisors, LLC is the managing member of Glenhill Capital Management, LLC. Glenhill Capital Management, LLC is the general partner and investment advisor of Glenhill Capital LP, a security holder of the issuer, managing member of Glenhill Concentrated Long Master Fund, LLC, a security holder of the issuer, general partner of Glenhill Concentrated Fund, LP, a security holder of the Company, and sole shareholder of Glenhill Capital Overseas GP, Ltd. Glenhill Capital Overseas GP, Ltd. is general partner of Glenhill Capital Overseas Master Fund, LP, a security holder of the Company.

(6)	As reported on Schedule 13G/A on February 27, 2008.

(7)	Includes 129,332 shares held jointly with his spouse, Elizabeth W. Dunlevie.

EXECUTIVE OFFICERS OF THE COMPANY

Information regarding our executive officers and their ages and positions as of March 10, 2008, is contained in the table below. Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. There is no family relationship between any of our executive officers.

Name	Age	Position and Business Experience

Kevin S. Donnelly	46	Senior Vice President, Engineering. Mr. Donnelly joined us in 1993. Mr. Donnelly has served in his current position since March 2006. From January 2005 to March 2006, Mr. Donnelly served as co-vice president of Engineering. From October 2002 to January 2005 he served as vice president, Logic Interface Division. Mr. Donnelly held various engineering and management positions before becoming vice president, Logic Interface Division in October 2002. Before joining us, Mr. Donnelly held engineering positions at National Semiconductor, Sipex, and Memorex, over an eight year period. He holds a B.S. in Electrical Engineering and Computer Sciences from the University of California, Berkeley, and an M.S. in Electrical Engineering from San Jose State University.

Name	Age	Position and Business Experience

Sharon E. Holt	43	Senior Vice President, Worldwide Sales, Licensing and Marketing. Ms. Holt has served as our senior vice president, Worldwide Sales, Licensing and Marketing (formerly titled Worldwide Sales and Marketing) since joining us in August 2004. From November 1999 to July 2004, Ms. Holt held various positions at Agilent Technologies, Inc., an electronics instruments and controls company, most recently as vice president and general manager, Americas Field Operations, Semiconductor Products Group. Prior to Agilent Technologies, Inc., Ms. Holt held various engineering, marketing, and sales management positions at Hewlett-Packard Company, a hardware manufacturer. Ms. Holt holds a B.S. in Electrical Engineering, with a minor in Mathematics, from the Virginia Polytechnic Institute and State University.
Harold Hughes	62	Chief Executive Officer and President. Mr. Hughes has served as our chief executive officer and president since January 2005 and as a director since June 2003. He served as a United States Army Officer from 1969 to 1972 before starting his private sector career with Intel Corporation. Mr. Hughes held a variety of positions within Intel Corporation from 1974 to 1997, including treasurer, vice president of Intel Capital, chief financial officer, and vice president of Planning and Logistics. Following his tenure at Intel, Mr. Hughes was the chairman and chief executive officer of Pandesic, LLC. He holds a B.A. from the University of Wisconsin and an M.B.A. from the University of Michigan. He also serves as a director of Berkeley Technology, Ltd.
Thomas R. Lavelle	58	Senior Vice President and General Counsel. Mr. Lavelle has served in his current position since December 2006. Previous to that, Mr. Lavelle served as vice president and general counsel at Xilinx, one of the world’s leading suppliers of programmable chips. Mr. Lavelle joined Xilinx in 1999 after spending more than 15 years at Intel Corporation where he held various positions in the legal department. Mr. Lavelle earned a J.D. from Santa Clara University School of Law and a B.A. from the University of California at Los Angeles.

Name	Age	Position and Business Experience

Satish Rishi	48	Senior Vice President, Finance and Chief Financial Officer. Mr. Rishi joined us in his current position in April 2006. Prior to joining us, Mr. Rishi held the position of executive vice president of finance and chief financial officer of Toppan Photomasks, Inc., (formerly DuPont Photomasks, Inc.), one of the world’s leading photomask providers, from November 2001 to April 2006. During his 20-year career, Mr. Rishi has held senior financial management positions at semiconductor and electronic manufacturing companies. He served as vice president and assistant treasurer at Dell Inc. Prior to Dell, Mr. Rishi spent 13 years at Intel Corporation, where he held financial management positions both in the United States and overseas, including assistant treasurer. Mr. Rishi holds a B.S. with honors in Mechanical Engineering from Delhi University in Delhi, India and an M.B.A. from the University of California at Berkeley’s Haas School of Business. He also serves as a director of Measurement Specialties, Inc.
Michael Schroeder	48	Vice President, Human Resources. Mr. Schroeder has served as our vice president, Human Resources since joining us in June 2004. From April 2003 to May 2004, Mr. Schroeder was vice president, Human Resources at DigitalThink, Inc., an online service company. From August 2000 to August 2002, Mr. Schroeder served as vice president, Human Resources at Alphablox Corporation, a software company. From August 1992 to August 2000, Mr. Schroeder held various positions at Synopsys, Inc., a software and programming company, including vice president, California Site Human Resources, group director Human Resources, director Human Resources and employment manager. Mr. Schroeder attended the University of Wisconsin, Milwaukee and studied Russian.

Name	Age	Position and Business Experience

Martin Scott	52	Senior Vice President, Engineering. Dr. Scott has served in his current position since December 2006. Dr. Scott joined us from PMC-Sierra, Inc., a provider of broadband communications and storage integrated circuits, where he was most recently vice president and general manager of its Microprocessor Products Division from March 2006. Dr. Scott was the vice president and general manager for the I/O Solutions Division (which was purchased by PMC-Sierra) of Avago Technologies Limited, an analog and mixed signal semiconductor components and subsystem company, from October 2005 to March 2006. Dr. Scott held various positions at Agilent Technologies, including as vice president and general manager for the I/O Solutions division from October 2004 to October 2005, when the division was purchased by Avago Technologies, vice president and general manager of the ASSP Division from March 2002 until October 2004, and, before that, Network Products operation manager. Dr. Scott started his career in 1981 as a member of the technical staff at Hewlett Packard Laboratories and held various management positions at Hewlett Packard and was appointed ASIC business unit manager in 1998. He earned a B.S. from Rice University and holds both an M.S. and Ph.D. from Stanford University.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Overview of Compensation Program

We develop leading-edge chip interface technology years ahead of the market’s needs. We provide this technology to our customers through both patent licenses and through licenses for our leadership (Rambus-proprietary) architectures and designs. As our innovations are often adopted into industry-standard solutions, we license industry-standard designs as a further service for our customers.

Our business model requires that we attract and retain the best scientific and engineering personnel in our field of focus in order to realize our fundamental competitive advantage and deliver the greatest value for our stockholders. Because our technology is foundational in the large and growing market for digital electronics, competition for qualified individuals remains intense. Thus, our compensation program is designed to attract and retain the best talent, especially leading scientists and engineers, in the industry.

Our guiding philosophy for all of our employees is that total compensation (i.e., base salary, annual incentive bonus, long-term equity grants and other employee benefits and arrangements) should directly correlate to the achievement of our financial and non-financial objectives. We refer to this approach as “pay for performance.” We also grant equity compensation with multi-year vesting in order to more closely align the long-term interests of management with those of our stockholders. Total compensation is tied both to company and individual performance. We strive to reward all of our employees based on their contributions, sustained performance and value created. This philosophy reflects our key strategic compensation design priorities: employee retention, cost management, and continued focus on corporate governance. Our total compensation philosophy is posted on our website at http://investor.rambus.com/governance/total_comp.cfm.

Our Compensation Committee is responsible for annually reviewing and approving the CEO and other executive officers’ compensation and the other duties reflected in our Compensation Committee Charter, which is posted on our website at http://investor.rambus.com/governance/compensation.cfm.

This Compensation Discussion and Analysis presents our compensation policies, programs, and practices for the named executive officers presented in the Summary Compensation Table appearing later in this report, and describes the basis for compensation decisions that we have made with respect to compensation of our named executive officers.

Setting Executive Compensation

To determine the appropriate levels of compensation for our executive officers, the Compensation Committee reviews in-depth analysis conducted by management and external consultants. Each year the Vice President of Human Resources works with independent consultants to provide analysis and recommendations in support of executive compensation. The Vice President of Human Resources and the CEO provide recommendations for executive officers other than the CEO to the Compensation Committee for their consideration and approval. The Vice President of Human Resources then presents analysis for determination of the CEO’s compensation to the Compensation Committee, and the Compensation Committee deliberates in closed session.

Through November 2007, Compensia, a third party, independent consultant, assisted the Compensation Committee in evaluating the compensation program for our executive officers and directors. Compensia utilized publicly-available information from our Compensation Peer Group, as described below, and third-party benchmark surveys to assess the competitiveness and appropriateness of our compensation programs. Compensia’s analysis included last fiscal year data and three-year average data evaluated against a variety of compensation utilization metrics including total equity compensation expense, equity expense as a percent of net income, and equity expense as a percent of revenue. Base and total cash compensation were also compared against the Compensation Peer Group and industry financial performance metrics, including revenue growth, net income growth, and total shareholder return.

In September 2007, the Compensation Committee engaged Semler Brossy Consulting Group, referred to as SBCG, as its independent consultant to assist in evaluating executive and director compensation programs. SBCG was hired by and reports directly to the Compensation Committee, and works collaboratively with management and the Chairman of the Compensation Committee. SBCG has not performed and does not currently have any consulting engagements with management or the Company apart from this engagement by the Compensation Committee.

In 2007, SBCG reviewed our overall compensation programs, and relied on the Compensia analyses outlined above to assist in the development of the compensation decisions discussed herein. SBCG also met individually with each named executive officer and member of the Compensation Committee during 2007 to help develop its understanding of our business and compensation objectives.

SBCG’s ongoing responsibilities will include reviewing executive compensation recommendations for executives, consulting with respect to the structure of compensation plans, providing advice on executive compensation regulatory developments, providing information on best practices in executive compensation, developing and providing objective data on peer company compensation programs and industry trends, and reviewing and providing its opinion to the Compensation Committee on all recommendations provided to the Compensation Committee by management. In fulfilling these duties, SBCG will meet directly with executives on behalf of the Compensation Committee. However, the Compensation Committee and the Board retain all authority over their respective decisions.

In making compensation decisions, the Compensation Committee compares analysis of each element as well as the aggregation of all elements of total compensation against our peer group of publicly-traded companies, which we refer to as the Compensation Peer Group. The Compensation Peer Group consists of companies against which the Compensation Committee believes we compete for talent and represents similar benchmark attributes including revenue size, complexity, like industry, market capitalization, and number of employees. For fiscal year 2007, the Compensation Peer Group included: Actel Corporation; Altera Corporation; Applied Micro Circuits Corporation; Atheros Communications Incorporated; Cree, Inc.; Cymer, Inc.; DSP Group, Inc.; FormFactor, Inc.; Integrated Device Technology, Inc.; InterDigital, Inc.; MIPS Technologies, Inc.; Nvidia Corporation; OmniVision Technologies, Inc.; Pixelworks, Inc.; PMC-Sierra, Inc.; RF Micro Devices, Inc.; Semtech Corporation; Silicon Image, Inc.; Silicon Laboratories Inc.; SunPower Corporation; Synopsys, Inc.; and Tessera Technologies, Inc. The Compensation Committee reviews the Compensation Peer Group annually to ensure the appropriateness of the group for compensation comparisons.

The Compensation Committee also reviewed data from the Radford Select Executive Compensation Report in addition to the Compensation Peer Group data. The survey data used represented a selection of Radford-participating companies that are also in the Compensation Peer Group. The survey data is used to supplement the information that is publicly-available in proxy statements. The following Compensation Peer Group Companies are not included in the Radford Select Report: Actel Corporation; Altera Corporation; Atheros Communications Incorporated; Cymer, Inc.; DSP Group, Inc.; InterDigital, Inc.; Nvidia Corporation; and Pixelworks, Inc.

Base salary targets for executive officers are designed so that salary opportunities for a given office are positioned at approximately the 50th percentile of the Compensation Peer Group. Consistent with our “Pay for Performance” philosophy, the Compensation Committee targets our executive officers’ total cash compensation and equity compensation at or near the 75th percentile of the Compensation Peer Group. The Compensation Committee believes that will allow us to maintain control over fixed compensation expense while affording competitive upside to the executives as a result of financial performance and shareholder value creation through stock price growth. Variable or incentive cash compensation is realized based on the achievement of our annual operating plan as approved by the Board and achievement of individual objectives as described in more detail below.

The Compensation Committee continued to collaborate with management in the effort to enhance corporate governance and align our compensation and benefit practices with the long term interests of our stockholders. In 2006, we implemented and obtained the approval from our stockholders of a new equity incentive plan that replaced our expiring 1997 Stock Option Plan, referred to as the 1997 Plan. Our 2006 Equity Incentive Plan, referred to as the 2006 Plan, eliminated a historic evergreen replenishment provision under which share replenishment was automatic on an annual basis. In addition to requiring shareholder approval for share replenishment, the 2006 Plan allows the

Compensation Committee to grant performance-based awards using one or more shareholder-approved performance measures. In October 2006, the Compensation Committee also adopted stock ownership guidelines for our executive officers and directors, as described below.

We have also worked to reduce the issuance of equity as a percentage of overall compensation in-line with peer market trends. Equity award issuance per employee has declined over 70% from 2003 to 2007. However, over the same period, we generally have not increased any other forms of compensation to employees with the exception of our decision to expand the availability of the performance-based incentive plan to all employees. Our approach to “burn rate,” defined as the number of shares underlying equity awards issued annually as a percentage of our total outstanding shares, is to be near or below the median of the Compensation Peer Group. For the most recently-reported fiscal year, the median of the Compensation Peer Group was 3.5% of total shares outstanding. Our 2007 burn rate was 3.4% of total shares outstanding, which was slightly higher than our internal budget level due to unexpected turnover in several executive roles. We did however meet our goal of being below the median of our Compensation Peer Group. We expect our gross burn rate to decline or stay stable in 2008 based on our current hiring plans and expected turnover.

The Compensation Committee has no formal policy with respect to the adjustment or recovery of compensation as a result of material changes in our financial statements requiring an accounting restatement. However, the Compensation Committee retains discretion over all pay elements and reserves the right to reduce or forego future compensation based on any required restatement or adjustment.

The Compensation Committee considers the potential future effects of Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) limits the deductibility by public companies of certain executive compensation in excess of $1,000,000 per executive per year, but excludes from the calculation of the $1,000,000 limit certain elements of compensation, including performance-based compensation, provided that certain requirements are met. Both our 1997 Plan and our 2006 Plan permit the Compensation Committee to grant equity awards that are “performance-based” and thus fully tax-deductible by us. All of the stock options granted to our executive officers are intended to qualify under Section 162(m) as performance-based compensation. However, during our stock option investigation we discovered that certain stock options granted to some of our executive officers were granted with an exercise price below the fair market value of the underlying shares on the date of grant and do not qualify as performance based compensation under Section 162(m). In addition, annual bonuses granted to our executive officers under our current annual incentive plan do not qualify as “performance-based compensation” for purposes of Section 162(m). The Compensation Committee intends to continue evaluating all of our executive compensation and will qualify such compensation as performance based compensation under Section 162(m) to the extent it determines doing so is in our best interests.

The Compensation Committee also considers the effects of Section 409A of the Internal Revenue Code when granting or providing compensation. Section 409A imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A. To assist in the avoidance of additional tax under Section 409A, we generally structure equity awards in a manner intended to comply with the applicable Section 409A requirements. However, in connection with the stock option investigation, certain stock options that were determined to have been granted at a discount to fair market value do not meet the requirements of Section 409A. On October 18, 2007, we commenced a tender offer to certain of our employees under which they would be allowed to increase the exercise price or choose a fixed period exercise term for certain options in order to avoid certain negative tax consequences under Section 409A and similar state law. A total of 164 eligible option holders participated in the tender offer. Rambus accepted for amendment options to purchase an aggregate of 3,959,225 shares of Common Stock, of which options to purchase 781,178 shares of Common Stock were amended by making a fixed date election. Rambus amended those options on the expiration date of the tender offer. Rambus did not pay or otherwise gross up current executives for any additional taxes imposed by Section 409A with respect to the stock options subject to Section 409A, did not compensate any employees for the loss of economic value of amended options pursuant to the tender offer and there was no material incremental compensation expense recognized by Rambus as a result of the tender offer.

In 2006 and 2007, as a result of our continuing efforts to enhance corporate governance and in response to the findings of our stock option investigation, we made many improvements to our policies and procedures for compensation and equity award grants, including the following:

•	We amended the charter of our Compensation Committee to, among other things, clearly delineate the Compensation Committee’s authority to issue stock options and grant the Compensation Committee authority over all of the Company’s significant benefit programs;

•	We implemented new policies regarding the approvals required for stock option grants, including:

•	All awards to vice presidents and above are approved by the Compensation Committee;

•	Below the vice president level, the Compensation Committee approves on an annual basis award ranges by organizational level for new hire and regular annual awards, and specific award determinations are made within these ranges by our Chief Executive Officer and Vice President of Human Resources, with review by our Chief Financial Officer;

•	The Compensation Committee reviews and approves all new hire and regular annual awards that are outside the approved guidelines for employees below the vice president level; and

•	Any “off-cycle” awards to employees below the vice president level (for example, awards due to promotion) are approved by the Compensation Committee;

•	We adopted policies to ensure that stock option grants reflect the appropriate grant price and date, including the following:

•	We changed our new hire grant procedures for executive officers and other employees to be made on the first trading day of the month following their date of hire; and

•	The Compensation Committee approved moving the annual performance equity grant date for all employees to the first trading day in February of each year to provide a date certain for all annual equity awards;

We believe that these grant policies and schedules will afford more transparency and improve the governance of our equity program;

•	We have standardized our vesting schedules;

•	We added improved internal controls to verify key elements of our policy and process compliance, including additional review and back-up audit requirements for both pre- and post-grant administration;

•	We have established a vacation and leave of absence policy with respect to the granting and vesting of stock options; and

•	We approved stock ownership guidelines for our officers and members of our Board of Directors, as discussed below under “— Executive Compensation Components — Stock Ownership Guidelines.”

Executive Compensation Components

Our principal components of compensation for named executive officers are:

•	Annual Base Salary;

•	Annual Variable Compensation;

•	Equity Based Compensation; and

•	All Other Compensation, which includes 401(k) match, health/welfare and other standard benefits.

Base Salary

We provide our named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. The annual base salary for executive officers is determined relative to job scope, past and present contributions, performance and compensation for similar positions within our Compensation Peer Group. Base salary ranges for named executive officers are determined for each executive based on his or her position and responsibility by using the Compensation Peer Group and other industry market data.

We emphasize pay for performance in all components of compensation, and make salary adjustments based on individual employee performance relative to published compensation levels for incumbents of similar positions in the Compensation Peer Group. In 2007, annual salary represented 50% of our CEO’s annual total target cash and less than 60% of the annual total target for the other named executive officers with the remainder of other total target in the form of bonus.

Our historical approach to CEO compensation was to pay total cash compensation at a lower level relative to the Compensation Peer Group, and to provide a higher level of equity award to provide a highly-leveraged, longer-term compensation opportunity to the CEO. In 2005, after the hiring of Mr. Hughes as our CEO, the Compensation Committee moved towards providing a compensation mix that is more in line with the Compensation Peer Group and consistent with our other executives. This change was driven by the rationale that a more balanced mix of annual and long-term compensation was necessary to promote the successful execution of the annual business plan. As part of this shift, the Compensation Committee approved a 15.4% increase in the CEO’s base salary and total cash compensation effective February 1, 2007. Even with this increase, the CEO’s total target cash compensation level remained slightly below our target of the 75th percentile of the Compensation Peer Group.

In January 2008, the Compensation Committee established the base salary for the Company’s principal executive officer, principal financial officer and other named executive officers for 2008. The 2007 and 2008 base salaries and percentage increases are set forth below:

Name	2007 Salary	2008 Salary	Percentage Increase

Harold Hughes	$420,000	$440,000	4.8%
Satish Rishi	$306,000	$318,240	4.0%
Thomas R. Lavelle	$300,000	$312,000	4.0%
Sharon E. Holt	$300,000	$312,000	4.0%
Martin Scott	$290,000	$301,600	4.0%

Increases to individual salary levels for all named executive officers other than the CEO were based on the recommendation of the CEO and reflect an assessment of individual performance as well as each executive’s positioning against the desired market positioning. The CEO’s salary level was established by the Compensation Committee utilizing the same factors.

Performance-based Incentive Plan

The Compensation Committee rewards achievement at specified levels of financial and individual performance. Each officer has a target cash bonus level that is competitive with target bonuses for similar positions reported in our independent, third-party surveys and information from proxy statements. The Compensation Committee also reviews and ensures that the target bonus levels are competitive in comparison to the Compensation Peer Group. We have historically and continue to target the 75th percentile for total target cash bonus within these defined talent markets, reflecting the importance of variable compensation based on achievement of our operating plan.

The incentive plan is funded based on achievement of an adjusted pre-tax income target, which excludes stock-based compensation expense and other one time charges deemed by the Compensation Committee to be extraordinary and outside of management control. Pre-tax income was chosen as our financial performance metric because it is a function of both the top-line revenue performance and expense management efficiency. The Compensation Committee retains the discretion to exclude the one-time charges from the pre-tax income calculation. The incentive plan is designed to be funded beginning at a threshold of 80% attainment of the pre-approved plan and rises to a potential 350% of target funding based on the achievement exceeding the adjusted pre-tax income target. Named executive officers participating in the plan are also measured against individual objectives that tie directly to our overall operating plan objectives. For fiscal year 2007, these objectives included specific customer goals, licensing objectives, specific technology development milestones, internal control and process improvements and productivity initiatives. Final payout of these cash incentive awards, if any, is determined by the funding level achieved and each individual’s performance against their key objectives or management by objectives.

For fiscal year 2007, the adjusted pre-tax achievement under the incentive plan excluded expenses incurred as a result of the stock option investigation and a one-time severance payment to a former employee in addition to stock-based compensation expenses. The adjusted pre-tax income target was approximately 40% of the target level and also below the threshold amount required for funding of the bonus pool. However, the Compensation Committee exercised its discretion to fund the incentive plan for the executives at 40% and employees at 50% of this pre-approved target funding level for fiscal year 2007. The Compensation Committee considered the progress made by us in the development of key technologies, the unique corporate challenges and improvements in our corporate governance and the actual adjusted pre-tax income achieved by us as a percentage of target. The Compensation Committee also considered market conditions, the impact of the FTC Remedy Order and increased litigation expenses in the second half of the year in assessing the ability to meet the target. The target itself was not adjusted based on these material unforeseen adverse events that occurred during 2007. Each individual received a 40% payment of the target; no adjustments were made to individual awards based on the assessment of individual objectives and achievement in 2007.

The Compensation Committee has established cash bonus target amounts under the incentive plan for the Company’s principal executive officer, principal financial officer and other named executive officers for 2008. The 2008 target amounts set forth below are based on the desired 75th percentile total cash positioning as discussed above:

	2008 Bonus	Percentage of 2008
Name	Target Amount	Base Salary

Harold Hughes	$440,000	100.0%
Satish Rishi	$240,000	75.4%
Thomas R. Lavelle	$240,000	76.9%
Sharon E. Holt	$275,000	88.3%
Martin Scott	$205,000	68.0%

Long-term Equity Incentive Compensation — Stock Awards and Option Grants

Our named executive officers are eligible to participate in the 2006 Plan and our 2006 Employee Stock Purchase Plan. The 2006 Plan permits the Board or the Compensation Committee to grant restricted stock, stock options, stock appreciation rights, restricted stock units and other stock-based equity awards to employees, including named executive officers, on such terms as the Board or the Compensation Committee may determine. The 2006 Stock Purchase Plan permits employees to acquire our Common Stock through payroll deductions and promote broad-based equity participation throughout our company.

We use equity compensation to align our named executive officers with the long-term interest of our stockholders and as a retention tool. The targeted value for these awards is at or above the 75th percentile of the Compensation Peer Group for each named executive officer. The Compensation Committee has established this positioning to reflect the strong desire for a significant portion of compensation to be based on our achievement of long-term shareholder value creation. To further encourage retention, we generally apply a 5-year vesting schedule on stock option grants, compared to the more standard 3-year or 4-year vesting period used by most of the Compensation Peer Group.

The Compensation Committee evaluates on an ongoing basis the proper mix of stock options, restricted stock or restricted stock units, and other equity awards to ensure that the goals of the program are being met. Equity awards to named executive officers in 2007 generally consisted of stock options, based on an assessment of Compensation Peer Group practices and a belief that value in equity compensation should be earned based on growth in our share price. On October 18, 2007, the Company granted 100,000 restricted stock units to Satish Rishi. This grant was part of Mr. Rishi’s annual performance grant from February 2007, which had a contingency that it would be granted upon Rambus filing its S-8 registration statement and was made to compensate Mr. Rishi for his time and efforts in connection with our stock option investigation and other related matters. The first 25,000 restricted stock units vested on February 1, 2008. The remaining restricted stock units are scheduled to vest in equal installments of 25,000 units on each one-year anniversary or the first trading day after February 1 thereafter.

In determining the amount of equity granted to named executive officers, the Compensation Committee reviews the number of shares and the grant date fair value of equity grants within the Compensation Peer Group and as reported in third party industry survey data. The Compensation Committee also takes into account equity participation by comparable employees, external competitive circumstances and existing equity held by executives, in addition to each named executive officer’s performance and contribution during the fiscal year.

For 2008, the Compensation Committee decided to make annual equity grants of restricted stock units and stock options to the named executive officers other than the CEO, with 25% of the grant date value of awards delivered in restricted stock units and 75% in stock options. This shift in our equity grant practice was based on the trend observed in the Compensation Peer Group and in the broader technology industry away from 100% stock options and towards a blend of options and full-value awards. This blended approach also reduces overall share usage. These awards were effective February 1, 2008 pursuant to the Company’s policy regarding equity awards. These grants were made under the Company’s 2006 Plan.

The value of the CEO’s 2008 equity award consisted of 25% stock options, 25% time-vested restricted stock units, and 50% performance-vested restricted stock units. The Compensation Committee moved to a higher proportion of full-value shares for the CEO based on his high concentration of near-the-money stock options in his equity holdings. To reinforce the “pay for performance” philosophy, 50% of the overall award (and two-thirds of the full-value portion) will vest based on achievement of 2008 financial and strategic targets. If the targets, which reflect revenue and licensing activity goals, are exceeded or met, the performance-vested restricted stock units vest over the following one-two years, depending on the target met. If the targets are not met, the performance portion of the award will be forfeited.

Stock Ownership Guidelines

In October 2006, our Board approved stock ownership and retention guidelines for executives and directors. Under these guidelines, our executive officers are expected to accumulate and hold an equivalent value of our Common Stock that is equal or greater than two to five times of their annual base salary, and to maintain this minimum amount throughout their tenure as an executive officer. The CEO will be expected to accumulate and hold an equivalent value of five times his/her annual base salary, all other Section 16 executive officers will be expected to accumulate and hold an equivalent value of three times their annual base salaries, and all other executives will be expected to accumulate and hold an equivalent value of two times their annual base salaries. All executive officers have five years to achieve this accumulated value requirement from January 1, 2007, or the date that the executive officer assumes his or her position, whichever is later. These targets were determined and set as the result of benchmark surveys conducted against industry survey data. Elements that will qualify towards ownership goals will include: vested and unvested restricted stock and restricted stock units, vested and unexercised stock options, stock purchase plan holdings and any other shares of Common Stock owned outright. As of December 31, 2007, three of five of our named executive officers met their ownership requirements.

401(k) Plan and Other Health and Life Insurance Premium

Our named executive officers, like other employees, are eligible to participate in our 401(k) plan. In any plan year, we will contribute to each participant a matching contribution equal to 50% of the first 6% of the participant’s eligible compensation that has been contributed to the plan. In addition, all named executive officers and other employees are eligible to participate in all health and welfare benefits offered by us in accordance with the terms and conditions of such plans or arrangements.

We do not provide pension arrangements or post-retirement health coverage for our named executive officers or other employees.

Other Compensation

From time to time, primarily as a recruitment tool, the Compensation Committee has approved certain other compensation in the form of reimbursement or payment of relocation costs. We also have a policy of paying for or reimbursing various living expenses in connection with our executive officers whose job duties require them to work for us abroad. Rambus will also make tax gross-up payments on this relocation, expatriate and related other compensation. No such payments were made to named executive officers under this policy in 2007.

Rambus does not provide any other perquisites or other compensation to its named executive officers.

Employment and Retention Agreements

All of our employees, including our named executive officers, are employees-at-will and as such typically do not have employment contracts with us, except in the case of some employees of our foreign subsidiaries and as discussed below. We also do not provide post-employment health coverage or other benefits, except in connection with the retention agreements, details of which are included below.

The Compensation Committee periodically evaluates the need for such agreements with respect to market practices in order to remain competitive and attract and retain executive officers. For instance, individual circumstances may arise which lead to entering into such agreements to attract executive officers to join our company.

During a portion of 2007, the terms of employment for Thomas Lavelle, our Senior Vice President and General Counsel, as set forth in his offer letter, included a severance arrangement that became effective upon his start date on December 1, 2006. Under the severance arrangement, if Mr. Lavelle’s employment had been involuntarily terminated prior to December 1, 2007 by us other than for “Cause” (as defined in the offer letter) or other than due to Mr. Lavelle’s death or “Disability” (as defined in the offer letter), or in the event that before December 1, 2007 and following a “Change of Control” (as defined in the offer letter) Mr. Lavelle had voluntarily terminated his employment following an “Involuntary Termination” (as defined in the Company’s 1997 Stock Plan), then subject to Mr. Lavelle entering into a release of claims in favor of us, Mr. Lavelle would be entitled to severance from us including one year’s base salary and target bonus and 100% reimbursement for twelve months’ of COBRA premiums. The Compensation Committee entered into this agreement as a requirement to secure his service and considered the total target cash benefit and defined one-year timeframe to be modest levels of protection. The severance arrangement lapsed on December 1, 2007, and Mr. Lavelle has no further severance or termination agreement.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this report.

THE COMPENSATION COMMITTEE

Penelope A. Herscher (Chair)
Kevin Kennedy
David Shrigley

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table shows compensation information for 2006 and 2007 for the named executive officers.

Summary Compensation
For Fiscal Years 2006 and 2007

									Change in
									Pension
									Value and
									Nonqualified
								Non-Equity	Deferred
				Stock		Option		Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards		Awards		Compensation	Earnings	Compensation		Total
Name and Title	Year	($)	(1)($)	(2)($)		(3)($)		(4)($)	($)	(5)($)		($)

Harold Hughes	2007	416,250	168,000	—		568,717		—	—	16,643		1,169,610
Chief Executive Officer	2006	375,000	—	—		1,857,443		662,282	—	9,388		2,904,113
Satish Rishi	2007	305,500	90,000	428,109	(6)	227,487		—	—	17,091		1,068,186
Senior Vice President,	2006	208,077	—-	305,995		868,169		256,445	—	451,886	(7)	2,090,572
Finance and Chief Financial Officer
Thomas R. Lavelle	2007	300,000	90,000	48,961	(8)	487,709	(9)	—	—	8,328		934,998
Senior Vice President	2006	24,038	—	—		—		—	—	151,525	(10)	175,563
and General Counsel
Sharon E. Holt	2007	297,917	100,00	—		181,989		346,153	—	12,348		592,254
Senior Vice President,	2006	275,000	—	—		211,167		—	—	12,090		844,410
Worldwide Sales, Licensing and Marketing
Martin Scott	2007	294,462	76,000	19,671	(8)	487,709	(9)	—	—	13,278		891,120
Senior Vice President,	2006	—	—	—		—		—	—	—		—
Engineering

(1)	Amounts for fiscal year 2007 consist of bonuses earned for services rendered in fiscal year 2007 based upon the Compensation Committee’s discretion in funding the incentive plan for the executives at 40% of the pre-approved target funding level for fiscal year 2007, as described fully under “Compensation Discussion & Analysis — Executive Compensation Components — Performance-based Incentive Plan.”

(2)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the dollar amounts recognized for financial statement reporting purposes by us in fiscal year 2007 and previous years for stock awards in accordance with the provisions of SFAS 123(R). The assumptions used to calculate the value of stock awards are set forth under Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(3)	Amounts shown do not reflect compensation actually received by the named executive officers. Instead, the amounts shown are the dollar amounts, disregarding the estimate of forfeitures related to service-based vesting conditions, recognized for financial statement reporting purposes by us for stock option awards in accordance with the provisions of SFAS 123(R). Stock compensation expense calculations for financial statement purposes spread the grant date cost of those awards over the service period. Therefore, amounts in this column include the expense for awards granted in fiscal year 2007 and previous years. The assumptions used to calculate the value of stock option awards are set forth under Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(4)	Amounts consist of bonuses earned for services rendered in fiscal year 2007 and previous years under our performance-based incentive plan, which is generally described under “Compensation Discussion & Analysis — Executive Compensation Components — Performance-based Incentive Plan.”

(5)	In addition to any specific other compensation disclosed with respect to individual named executive officers, amounts reported in the “All Other Compensation” column for 2007 and previous years consist of matching contributions to the named executive officers’ 401(k) accounts and premiums paid for health and welfare insurance policies.

(6)	Mr. Rishi received a performance based award of restricted stock units made in February 2007 that was issued upon the filing of the Rambus S-8 Registration Statement in October 2007, as described fully under “Compensation Discussion & Analysis — Executive Compensation Components — Long-term Equity Incentive Compensation — Stock Awards and Option Grants.”

(7)	Reflects taxable and non-taxable relocation benefits, tax expenses related to these relocation benefits and a sign-on bonus paid to Mr. Rishi.

(8)	Represents awards of restricted stock units made in connection with the hiring of Mr. Lavelle and Dr. Scott in fiscal year 2006 and that were issued upon the filing of the Rambus S-8 Registration Statement in October 2007.

(9)	Represents stock options granted in connection with the hiring of Mr. Lavelle and Dr. Scott in fiscal year 2006 and that were issued upon the filing of the Rambus S-8 Registration Statement.

(10)	Reflects a sign-on bonus paid to Mr. Lavelle.

Grants of Plan Based Awards

The following table shows all plan-based awards granted to the named executive officers during fiscal year 2007. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal 2007 Year-End Table that follows.

Grants of Plan Based Awards

									All Other	All Other
									Stock	Option
									Awards	Awards:	Exercise	Grant Date
									Number of	Number of	or Base	Fair Value
						Estimated Future Payouts Under Equity			Shares or	Securities	Price of	of Stock &
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Incentive Plan Awards			Stock	Underlying	Option	Options
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(2)(#)	(3)(#)	($/Sh)	($)(4)

Harold Hughes	2/1/2007	1/15/2007	—	—	—	—	—	—	—	250,000	18.69	3,118,550
		1/15/2007	252,000	420,000	1,470,000	—	—	—	—	—	—	—
Satish Rishi	10/18/2007	1/15/2007	—	—	—	—	—	—	100,000	—	0.00	1,869,000
	2/1/2007	1/15/2007	—	—	—	—	—	—	—	100,000	18.69	1,247,420
		1/15/2007	135,000	225,000	787,500	—	—	—	—	—	—	—
Thomas R. Lavelle	10/17/2007	11/21/2006	—	—	—	—	—	—	40,000	—	0.00	766,400
	1/3/2007	11/21/2006	—	—	—	—	—	—	—	200,000	19.16	2,460,100
		1/15/2007	135,000	225,000	787,500	—	—	—	—	—	—	—
Sharon E. Holt	2/1/2007	1/15/2007	—	—	—	—	—	—	—	80,000	18.69	997,936
		1/15/2007	150,000	250,000	875,000	—	—	—	—	—	—	—
Martin Scott	10/17/2007	12/28/2006	—	—	—	—	—	—	20,000	—	0.00	383,200
	1/3/2007	12/28/2006	—	—	—	—	—	—	—	200,000	19.16	2,460,100
		1/15/2007	114,000	190,000	665,000	—	—	—	—	—	—	—

(1)	Amounts shown are estimated payouts for fiscal year 2007 to the named executive officers based on the 2007 bonus targets under the plan discussed under “Compensation Discussion & Analysis — Executive Compensation Components — Performance-based Incentive Plan.” Actual bonuses received by these named executive officers for fiscal 2007 are reported in the Summary Compensation for Fiscal Year 2007 table under the column entitled “Bonus” and described under “Compensation Discussion & Analysis — Executive Compensation Components — Performance-based Incentive Plan.”

(2)	Represents awards of restricted stock units granted in connection with the hiring of Mr. Lavelle and Dr. Scott in fiscal year 2006 and that were granted upon the filing of the Rambus S-8 Registration Statement. The stock award to Mr. Rishi is a performance based grant from February 2006 which was contingent upon the Company filing its S-8 Registration Statement.

(3)	Represents stock options granted in connection with the hiring of Mr. Lavelle and Dr. Scott in fiscal year 2006. Stock option grants to all other named executives are performance based options in fiscal year 2007.

(4)	The value of a stock award or option award is based on the fair market value as of the grant date of such award determined pursuant to SFAS 123(R), disregarding the estimate of forfeitures related to service-based vesting conditions. Stock awards consist of restricted stock unit awards. The exercise price for all options granted to the named executive officers is 100% of the fair market value of the shares on the grant date. The option exercise price has not been deducted from the amounts indicated above. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the amount the market value of our Common Stock at such date in the future when the option is exercised exceeds the exercise price.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding equity awards held by the named executive officers as of December 31, 2007. Unvested stock awards reported in the Grants of Plan-Based Awards table on the previous page are also included in the table below.

Outstanding Equity Awards
at Fiscal 2007 Year-End

	Option Awards							Stock Awards
											Equity
											Incentive
											Plan	Equity
					Equity						Awards: #	Incentive
					Incentive						of	Plan Awards:
					Plan						Unearned	Mkt or
					Awards:						Shares,	Payout Value
	# of		# of		# of					Mkt Value of	Units or	of Unearned
	Securities		Securities		Securities					Shares or	Other	Shares, Units
	Underlying		Underlying		Underlying			# of Shares or		Units of Stock	Rights	or Other
	Unexercised		Unexercised		Unexercised	Option	Option	Units of Stock		That Have	That Have	Rights That
	Option (#)		Option (#)		Unearned	Exercise	Expiration	That Have		Not Vested	Not	Have Not
Name	Exercisable		Unexercisable		Options (#)	Price ($)	Date	Not Vested (#)		($)(1)	Vested (#)	Vested ($)

Harold Hughes	41,666	(2)	208,334		—	18.69	2/1/2017	—		—	—	—
	103,500	(3)	166,500		—	22.94	1/6/2016	—		—	—	—
	182,291	(4)	67,709		—	21.51	1/10/2015	—		—	—	—
	10,376	(5)	4,167		—	16.07	10/1/2014	—		—	—	—
	40,000	(6)	—		—	17.51	6/2/2013	—		—	—	—
Satish Rishi	—		—		—	—	—	100,000	(9)	2,094,000	—	—
	16,666	(7)	83,334		—	18.69	2/1/2017	—		—	—	—
	73,333	(8)	146,667		—	40.80	4/11/2016	—		—	—	—
	—		—		—	—	—	30,000	(10)	628,200	—	—
Thomas R. Lavelle	—		—		—	—	—	40,000	(12)	837,600	—	—
	36,666	(11)	163,334		—	19.16	1/3/2017	—		—	—	—
Sharon E. Holt	13,333	(2)	66,667		—	18.69	2/1/2017	—		—	—	—
	28,750	(3)	46,250		—	22.94	1/6/2016	—		—	—	—
	—		32,000	(15)	—	24.04	12/3/2014	—		—	—	—
	133,333	(14)	66,667		—	16.76	8/2/2014	—		—	—	—
Martin Scott	—		—		—	—	—	20,000	(13)	418,800	—	—
	36,666	(11)	163,334		—	19.16	1/3/2017	—		—	—	—

(1)	The market value is calculated using the closing price of our Common Stock of $20.94 on December 31, 2007 (the last trading day of 2007), as reported on The Nasdaq Global Select Market, multiplied by the unvested stock amount.

(2)	The option was granted on February 1, 2007. Options representing 10% of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until it is fully vested on February 1, 2012.

(3)	The option was granted on January 6, 2006. Options representing 10% of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until it is fully vested on January 6, 2011.

(4)	The option was granted on January 10, 2005. Options representing 1/48th of the shares vest monthly during the four year period following the grant date.

(5)	The option was granted on October 1, 2004. Options representing 1/48th of the shares vest monthly over the four year period following the grant date.

(6)	The option was granted on June 2, 2003. Options representing 5,000 shares vested on December 2, 2003, and the remaining options vested in equal monthly installments until it was fully vested on June 2, 2007.

(7)	The option was granted on February 1, 2007. Options representing 10% shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until it is fully vested on February 1, 2012.

(8)	The option was granted on April 11, 2006. Options representing 10% shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until it is fully vested on April 11, 2011.

(9)	The restricted stock unit was granted on October 18, 2007. 25,000 units vested on February 1, 2008. Thereafter, the remaining shares shall vest in equal installments of 25,000 shares on each one-year anniversary.

(10)	The restricted stock award was granted on April 11, 2006. A portion of the restricted stock award representing 5,000 units each vested respectively on October 23, 2006 and April 24, 2007, and the restricted stock representing 10,000 units will vest on the first available trading day under our insider trading policy in April 2008, 2009, and 2010.

(11)	The option was granted on January 3, 2007. Options representing 10% shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until it is fully vested on January 3, 2012.

(12)	The restricted stock unit was granted on October 17, 2007. The grant shall vest in equal installments of 10,000 units on each anniversary date of hire date or the next open window until it is fully vested.

(13)	The restricted stock unit was granted on October 17, 2007. The grant shall vest in equal installments of 5,000 units on each anniversary grant date or the next open window until it is fully vested.

(14)	The option was granted on August 2, 2004. Options representing 10% of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until it is fully vested on August 2, 2009.

(15)	The option was granted on December 3, 2004. Options representing 1/12th of the total grant will begin vesting in monthly installments on January 31, 2009 and will be fully vested on December 31, 2009.

Each of the options and other equity awards reflected on the table above were issued under the 1997 Plan, the 1999 Plan or the 2006 Plan, which are plans that were or are available to all of our employees.

In the case of the 1997 Plan and the 1999 Plan, if a “merger” of the Company occurs, as defined in the relevant plan, each outstanding option or equity award will be assumed or an equivalent option or right substituted by the successor company. Following such assumption or substitution, if the participant’s status as a service provider is terminated by the successor corporation as a result of an “involuntary termination” other than for “cause,” each as defined in the relevant plan, within twelve months following the merger, then the participant will fully vest and have the right to exercise all of his or her options and will convert any other equity awards into shares of Common Stock. In the event that the successor company refuses to assume or substitute for the equity award the participant will fully vest in and have the right to exercise all of his or her options or stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to restricted stock units, performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met immediately prior to the merger.

In the case of the 2006 Plan, in the event of a “change of control” of the Company, as defined in the plan, each outstanding option or equity award will be assumed or an equivalent option or right substituted by the successor company. In the event that the successor company refuses to assume or substitute for the option or equity award, the participant will fully vest in and have the right to exercise all of his or her options or stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to restricted stock units, performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an option or stock appreciation right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a change of control, the administrator of the 2006 Plan will notify the participant that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the administrator, and the option or stock appreciation right will terminate upon the expiration of such period.

The form of option agreement for the 2006 Plan provides that if a successor company assumes outstanding options or substitutes for options with an equivalent award, then if following such assumption or substitution the participant’s status as an employee or employee of the successor company, as applicable, is terminated by the successor company as a result of an Involuntary Termination (as defined below) other than for Cause (as defined below) within twelve months following the change in control, the option will immediately vest and become exercisable as to 100% of the shares subject to the option.

For purposes of the 2006 Plan form option agreement, “Cause” will mean (i) any act of personal dishonesty taken by the participant in connection with his or her responsibilities as an employee and intended to result in substantial personal enrichment of the participant, (ii) the participant’s conviction of a felony, (iii) a willful act by the participant which constitutes gross misconduct and which is injurious to the successor company, and (iv) following delivery to the participant of a written demand for performance from the successor company which describes the basis for the successor company’s belief that the participant has not substantially performed his or her duties, continued violations by the participant of the participant ’s obligations to the successor company which are demonstrably willful and deliberate on the participant’s part.

For purposes of the 2006 Plan form option agreement, any of the following events shall constitute an “Involuntary Termination”: (i) without the participant’s express written consent, a significant reduction of the participant’s duties, authority or responsibilities, relative to the participant’s duties, authority or responsibilities as in effect immediately prior to the change in control, or the assignment to the participant of such reduced duties, authority or responsibilities; (ii) without the participant’s express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the participant immediately prior to the change in control; (iii) a reduction by the successor company in the base salary of the participant as in effect immediately prior to the change in control; (iv) a material reduction by the successor company in the kind or level of employee benefits, including bonuses, to which the participant was entitled immediately prior to the change in control with the result that the participant’s overall benefits package is significantly reduced; (v) the relocation of the participant to a facility or a location more than fifty miles from the participant’s then present location, without the participant’s express written consent; (vi) any purported termination of the participant by the successor company which is not effected for disability or for Cause, or any purported termination for which the grounds relied upon are not valid; or (vii) any act or set of facts or circumstances which would, under California case law or statute constitute a constructive termination of the Participant.

Option Exercises and Stock Vested

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the named executive officers during fiscal year 2007.

Option Exercises and Stock Vested Table
For Fiscal Year 2007

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting(1)($)

Harold Hughes	—	—	—	—

Satish Rishi	—	—	5,000	102,000
Thomas R. Lavelle	—	—	—	—
Sharon E. Holt	—	—	—	—
Martin Scott	—	—	—	—

(1)	The value realized equals the market value of our Common Stock on the vesting date, multiplied by the number of shares that vested.

Potential Payments Upon Termination or Change-in-Control

We have no contractual arrangements with our named executive officers that would provide payments upon termination or change-in-control. Outstanding equity awards may vest upon a “double-trigger” termination in the event of a change-in-control, as described under the “Outstanding Equity Awards at Fiscal 2007 Year-End” table. This accelerated vesting applies to all awards made under the plans and is not specific to awards made to our named executive officers. The following table summarizes the value of the potential accelerated vesting to each named executive officer.

			Total Value of
	Value of	Value of	Accelerated
	Accelerated	Accelerated	Options and
Name	Stock Options ($)	Stock Awards ($)	Stock Awards ($)

Harold Hughes	770,524	—	770,524
Satish Rishi	225,000	2,722,170	2,947,170
Thomas R. Lavelle	356,000	837,600	1,193,600
Sharon E. Holt	1,016,000	—	1,016,000
Martin Scott	356,000	418,800	774,800

The terms of employment for Mr. Lavelle, as set forth in his offer letter, included a severance arrangement providing for payment upon certain termination events which has now lapsed, and is described in detail under “Compensation Discussion & Analysis — Employment and Retention Agreements” above.

Compensation of Directors

The following table shows compensation information for our non-employee directors for 2007.

Director Compensation
For Fiscal Year 2007

							Change in
							Pension and
							Value and
	Fees						Non-Qualified
	Earned					Non-Equity	Deferred
	or Paid in		Stock	Option		Incentive Plan	Compensation	All Other
	Cash		Awards(1)	Awards(2)		Compensation	Earnings	Compensation	Total
Name	($)		($)	($)		($)	($)	($)	($)

J. Thomas Bentley	140,000		—	15,497	(3)	—	—	—	155,497
Sunlin Chou	75,000		—	15,497	(4)	—	—	—	90,497
Bruce Dunlevie	40,000		—	619,746	(5)	—	—	—	659,746
P. Michael Farmwald	40,000		—	15,497	(6)	—	—	—	55,497
Penelope A. Herscher	85,000		—	15,497	(7)	—	—	—	100,497
Kevin Kennedy	100,000		—	15,497	(8)	—	—	—	115,497
David Shrigley	79,000		—	15,497	(9)	—	—	—	94,497
Abraham Sofaer	125,000	(10)	—	15,497	(11)	—	—	—	140,497

(1)	None of the directors held any restricted stock units or restricted stock awards at the end of 2007.

(2)	Amounts shown do not reflect compensation actually received by the non-employee directors. Instead, the amounts shown are the dollar amounts, disregarding the estimate of forfeitures related to service-based vesting conditions, recognized for financial statement reporting purposes by us in fiscal year 2007 for stock option awards in accordance with the provisions of SFAS 123(R). Stock compensation expense calculations for financial statement purposes spread the grant date cost of those awards over the vesting period. Therefore, amounts in this column include the unadjusted period expense for awards granted in fiscal year 2007. The assumptions used to calculate the value of stock option awards are set forth under Note 2 of the Notes to

Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(3)	Reflects the compensation costs recognized by us in 2007 associated with an option award of 20,000 shares of Common Stock made on October 1, 2007 at an exercise price of $19.63 per share, with a fair value as of the grant date of $12.4399 per share disregarding forfeiture assumptions. Mr. Bentley had options to purchase an aggregate of 92,917 shares outstanding as of December 31, 2007.

(4)	Reflects the compensation costs recognized by us in 2007 associated with an option award of 20,000 shares of Common Stock made on October 1, 2007 at an exercise price of $19.63 per share, with a fair value as of the grant date of $12.4399 per share disregarding forfeiture assumptions. Dr. Chou had options to purchase an aggregate of 80,000 shares outstanding as of December 31, 2007.

(5)	Reflects the compensation costs recognized by us in 2007 associated with (a) an option award of 20,000 shares of Common Stock made on October 1, 2007 at an exercise price of $19.63 per share, with a fair value as of the grant date of $12.4399 disregarding forfeiture assumptions, (b) an option award of 20,000 shares of Common Stock made on October 1, 1997 at an exercise price of $13.9063 per share, that was modified in its terms to extend the length of time allowed to exercise the option, (c) an option award of 100,000 shares of Common Stock made on February 12, 1997 at an exercise price of $2.00 per share, that was modified in its terms to extend the length of time allowed to exercise the option and (d) an option award of 40,000 shares of Common Stock made on February 12, 1997 at an exercise price of $2.00 per share, that was modified in its terms to extend the length of time allowed to exercise the option. Mr. Dunlevie had options to purchase an aggregate of 200,000 shares outstanding as of December 31, 2007.

(6)	Reflects the compensation costs recognized by us in 2007 associated with an option award of 20,000 shares of Common Stock made on October 1, 2007 at an exercise price of $19.63 per share, with a fair value as of the grant date of $12.4399 disregarding forfeiture assumptions. Dr. Farmwald had options to purchase an aggregate of 100,000 shares outstanding as of December 31, 2007.

(7)	Reflects the compensation costs recognized by us in 2007 associated with an option award of 20,000 shares of Common Stock made on October 1, 2007 at an exercise price of $19.63 per share, with a fair value as of the grant date of $12.4399 disregarding forfeiture assumptions. Ms. Herscher had options to purchase an aggregate of 60,000 shares outstanding as of December 31, 2007.

(8)	Reflects the compensation costs recognized by us in 2007 associated with an option award of 20,000 shares of Common Stock made on October 1, 2007 at an exercise price of $19.63 per share, with a fair value as of the grant date of $12.4399 disregarding forfeiture assumptions. Dr. Kennedy had options to purchase an aggregate of 140,000 shares outstanding as of December 31, 2007.

(9)	Reflects the compensation costs recognized by us in 2007 associated with an option award of 20,000 shares of Common Stock made on October 1, 2007 at an exercise price of $19.63 per share, with a fair value as of the grant date of $12.4399 disregarding forfeiture assumptions. Mr. Shrigley had options to purchase an aggregate of 60,000 shares outstanding as of December 31, 2007.

(10)	Of the fees earned in cash, Mr. Sofaer elected to receive 596 shares of Common Stock in lieu of $12,500 cash that is reflected in the total $125,000. The shares of Common Stock were issued to Mr. Sofaer on December 31, 2007 at a closing market price of $20.94 per share.

(11)	Reflects the compensation costs recognized by us in 2007 associated with an option award of 20,000 shares of Common Stock made on October 1, 2007 at an exercise price of $19.63 per share, with a fair value as of the grant date of $12.4399 disregarding forfeiture assumptions. Mr. Sofaer had options to purchase an aggregate of 80,000 shares outstanding as of December 31, 2007.

Overview of Compensation and Procedures

The Compensation Committee reviews the compensation program for our independent directors on an annual basis. To determine the appropriate level of compensation for independent directors we have historically obtained data from a number of different sources including:

•	publicly available data describing director compensation in Compensation Peer Group companies and

•	survey data collected by our human resources department.

We compensate non-employee members of the Board through a mixture of cash and equity-based compensation. After reviewing market data against our Compensation Peer Group, multiple surveys and public sources, and considering the time commitment that frequent meetings required of our directors, the Compensation Committee recommended and the Board considered and approved a proposal to raise our cash compensation for non-employee independent directors in November of 2006. In 2007, we paid each of our independent directors an annual retainer of $40,000, our Chairperson and the Audit Committee Chairperson each received an annual retainer of $65,000, and our Compensation Committee and all other committee chairs received an annual retainer of $50,000, all paid in quarterly installments. In addition, as a result of the effort and time expended by our independent directors on the investigation of historical stock option grants and related matters in 2007, after we became current with our SEC filing obligations, we paid each member of the Special Litigation Committee a one-time payment of $75,000 and each of our other independent directors serving on the Audit Committee and the Compensation Committee a one-time payment of $35,000. Again in 2008, we will pay each of our independent directors an annual retainer of $40,000, our Chairperson and the Audit Committee Chairperson will each receive an annual retainer of $65,000, and our Compensation Committee and all other committee chairs will receive an annual retainer of $50,000.

Each independent director is granted an initial option to purchase 40,000 shares of Common Stock when he or she is first elected as a member of our Board of Directors. On the first trading day of October each year, each independent director receives an annual stock option grant to purchase 20,000 shares of our Common Stock at a price equal to the fair market value of our Common Stock on the date of grant, so long as that director has been serving on the Board for at least six months on such date. The term of such options may not exceed ten years. The automatic option grants vest over a four-year period, with one-eighth of shares subject to the option vesting six months after the date of grant and the remaining shares vesting ratably each month thereafter, subject to the independent director continuing to provide services to us through each applicable vesting date. The automatic grants do not limit the ability of the administrator of the 2006 Plan to grant other discretionary awards to independent directors under the plan, and the administrator has the discretion to change the terms of the automatic grants prospectively.

Awards granted to the independent directors under the 2006 Plan are generally not transferable, and all rights with respect to an award granted to a director or participant generally will be available during a director or participant’s lifetime only to the director or participant.

Each of the options granted to our independent directors was issued under the 1997 Plan or the 2006 Plan, which are plans that are available to all of our employees. As described under “— Outstanding Equity Awards at Fiscal Year-End,” the 1997 Plan provides for certain acceleration upon a “merger” of the Company, as defined under the 1997 Plan, and the 2006 Plan provides for certain acceleration upon a “change of control” of the Company, as defined under the 2006 Plan. In addition, with respect to options and any other equity awards granted to non-employee directors that are assumed or substituted for upon a change of control under the 2006 Plan, if the non-employee director is terminated other than upon a voluntary resignation, the options and other equity awards granted to such non-employee director will fully vest and be exercisable with respect to 100% of the shares subject to such options and other equity awards.

Pursuant to stock ownership guidelines adopted by the Board in October 2006, each independent director will be expected to accumulate and hold an equivalent value of our Common Stock of two times their annual total cash compensation and to achieve this within five years from January 1, 2007 or the date that the director joined the Board, whichever is later. Directors are expected to maintain this minimum amount of stock ownership throughout their tenure on the Board. As of December 31, 2007, all of our directors met their ownership requirements.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2007, no interlocking relationship existed between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee, nor has any such interlocking relationship existed in the past. During fiscal year 2007, no member of the Compensation Committee was, or was formerly, an officer or an employee of us.

AUDIT COMMITTEE REPORT

This section shall not be deemed to be “soliciting material,” or to be “filed” with the SEC, is not subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of Rambus under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, regardless of date or any other general incorporation language in such filing.

Report of the Audit Committee	The following is the report of the Audit Committee of our Board of Directors with respect to our audited financial statements for the fiscal year ended December 31, 2007, which include our consolidated balance sheets as of December 31, 2007 and 2006 and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the fiscal years ended December 31, 2007, December 31, 2006 and December 31, 2005, and the notes thereto.

Review with Management	The Audit Committee has reviewed and discussed our audited financial statements and management’s report on internal control over financial reporting with management.

Review and Discussions with the Independent Registered Public Accounting Firm	The Audit Committee has discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards), as may be modified or supplemented, which includes, among other items, matters related to the conduct of the audit of our financial statements. The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) (which relates to the auditors’ independence from us and our related entities), as may be modified or supplemented, and has discussed with PricewaterhouseCoopers LLP its independence from us.

Conclusion	Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

Respectfully submitted by:	THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
J. Thomas Bentley, Chairman Sunlin Chou Abraham D. Sofaer

PERFORMANCE GRAPH

The following graph compares the cumulative total return to stockholders on our Common Stock with the cumulative total return of the Nasdaq Stock Market Index-U.S. (Nasdaq US Index) and the RDG Semiconductor Composite Index through December 31, 2007. The graph assumes that $100 was invested on September 30, 2001, in our Common Stock, the Nasdaq US Index, and the RDG Semiconductor Composite Index, including reinvestment of dividends. No dividends have been declared or paid on our common stock. Historic stock price performance is not necessarily indicative of future stock price performance.

COMPARISON OF 75 MONTH CUMULATIVE TOTAL RETURN*
Among Rambus Inc., The NASDAQ Composite Index
And The RDG Semiconductor Composite Index

*	$100 invested on 9/30/01 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

	9/01	9/02	12/03	12/04	12/05	12/06	12/07
Rambus Inc.	100.00	58.97	417.12	312.50	219.97	257.20	284.51
NASDAQ Composite	100.00	60.95	103.94	114.26	117.02	130.36	142.44
RDG Semiconductor Composite	100.00	43.59	98.10	78.32	86.97	81.78	91.74

The stock price performance included in this graph is not necessarily indicative of future stock price performance

OTHER MATTERS

The Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented or otherwise allowed to be considered at the Annual Meeting, the persons named in the enclosed proxy will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to execute and return, at your earliest convenience, the accompanying proxy card in the envelope which has been enclosed.

BY ORDER OF THE BOARD OF DIRECTORS

Los Altos, California
March 24, 2008

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 8, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by Rambus Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time May 8, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Rambus Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	RMBUS1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RAMBUS INC.			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
			All	All	Except

1.	Election of Class I Directors		☐	☐	☐

	Nominees:	01) Sunlin Chou, Ph.D.
02) Bruce Dunlevie
03) Mark Horowitz, Ph.D.
04) Harold Hughes
05) Abraham D. Sofaer

		For	Against	Abstain

2.	Ratification of PricewaterhouseCoopers LLP as independent registered accounting firm of the Company for the fiscal year ending December 31, 2008.	☐	☐	☐

Please sign exactly as your name appears above.

When shares are registered in the names of two or more persons, whether as joint tenants, as community property or otherwise, both or all of such persons should sign. When signing as attorney, executor, administrator, trustee, guardian or in another fiduciary capacity, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in partnership’s name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and our Annual Report to Shareholders are available at www.proxyvote.com.

RAMBUS ANNUAL MEETING OF STOCKHOLDERS
MAY 9, 2008

9:00 a.m., local time

Crowne Plaza Cabana Hotel
4290 El Camino Real
Palo Alto, California 94306

Directions to the Crowne Plaza Cabana Hotel:

From San Francisco Airport (~20 miles) or 101 North:

Head South on 101 for about 15 miles. Take the San Antonio Road South exit. Go approximately 3 miles to El Camino Real. Turn right onto El Camino and proceed 3 blocks. The hotel is on your left side.

From San Jose Airport (~12 miles) or 101 South:

Head North on 101 for about 8 miles. Take the San Antonio Road South exit. Go approximately 3 miles to El Camino Real. Turn right onto El Camino and proceed 3 blocks. The hotel is on your left side.

From 280 North or South:

Take the El Monte exit to Foothill Expressway and turn left onto Foothill Expressway. At the next light, San Antonio road, turn right. Go approximately 3 miles, then turn left onto El Camino Real. Proceed 3 blocks. The hotel is on your left side.

Rambus Inc.
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 9, 2008.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RAMBUS INC.
The undersigned stockholder of Rambus Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement, each dated March 24, 2008, and hereby appoints Harold Hughes and Thomas R. Lavelle, and each of them as proxies and attorneys-in-fact, each with full power of substitution to represent the undersigned at the Annual Meeting of Stockholders of Rambus Inc. to be held on May 9, 2008 at 9:00 a.m. local time, at the Crowne Plaza Cabana Hotel, 4290 El Camino Real, Palo Alto, California 94306, and at any adjournment or postponement thereof, and to vote all shares of Common Stock of the Company held of record by the undersigned as hereinafter specified upon the proposals listed on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS ON THE REVERSE SIDE AND, AS THE PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR MAY OTHERWISE BE ALLOWED TO BE CONSIDERED AT THE MEETING.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS OUTLINED ON THE REVERSE SIDE.

IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

SEE REVERSE		SEE REVERSE
SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SIDE